Exhibit 99.1


               VF Announces Record Second Quarter Sales
            and Earnings Per Share, and Declares Dividend

    GREENSBORO, N.C.--(BUSINESS WIRE)--July 21, 2004--VF Corporation
(NYSE:VFC):

    --  Second quarter sales rise 12%; EPS up 18%

    --  Gross margins rise sharply to 39.4% from 37.1%

    --  New investments in growth planned

    --  Raising guidance to reflect recent acquisitions

    --  Continue to expect record sales and EPS in 2004

    VF will hold its second quarter conference call and webcast at 8:30 a.m. EDT. Interested parties should call 800-366-3908, domestic, or 303-262-2075, international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through August 4 and can be accessed by dialing 800-405-2236, domestic, and 303-590-3000, international. The pass code is 11002948. A replay can also be accessed at the Company's web site at www.vfc.com.

    VF Corporation (NYSE:VFC), a leader in branded apparel, today announced record results for its second quarter.
    Commented Mackey J. McDonald, chairman and chief executive officer, "This was a terrific quarter on all accounts, with growth coming from both our core businesses as well as newly acquired brands. We now have more diversification in our business mix, more brands with strong growth potential and more opportunities to invest in our future."
    Second quarter sales rose 12% to $1,269.5 million from $1,134.7 million in the prior year's second quarter, with growth in most of the Company's core businesses. Net income increased 20% to $90.1 million from $74.9 million, with earnings per share rising 18% to $.80 from $.68. As anticipated, earnings include a benefit of $10.4 million ($.06 per share) related to disposition of the Company's Playwear business.
    The acquisition of Nautica contributed $115 million to sales and as expected was dilutive to earnings per share by $.04. The acquisitions of the Vans(R), Napapijri(R) and Kipling(R) brands added $11 million to sales in the quarter and $.01 to earnings per share.
    For the first six months of 2004, sales increased 13% to $2,702.2 million from $2,384.8 million. Net income rose 16% to $194.0 million from $167.0 million, with earnings per share rising 15% to $1.73 from $1.51.

    Business Review

    Sales in the Company's Outdoor businesses, which include The North Face(R), Vans(R), JanSport(R), Eastpak(R), Napapijri(R) and Kipling(R) brands, jumped 21% in the quarter to $146 million from $121 million. The North Face(R) brand continued its strong growth in the quarter, with sales up 52%. Two new stores, in Amsterdam and Hong Kong, were added during the quarter. Additional stores in Boston, Milan and Helsinki are on plan to open in the third quarter. Fall bookings for the brand remain robust, up 47% in the U.S. and 28% internationally. Sales in the Company's Packs business declined slightly in the quarter but are expected to increase for the year, with growth driven by travel and apparel products.
    Total Jeanswear sales declined 6% to $579 million in the second quarter, reflecting challenges faced by several key customers in the U.S. International jeans sales rose 6% from the prior year level due to favorable currency translations. The Company noted that its Jeanswear sales rose 2% in the first quarter and are expected to increase in both the third and fourth quarters. The anticipated increase in total Jeanswear sales in the second half of the year is based on the strong response to new programs including the Wrangler Jeans Co.(TM), Riders(R) Copper Collection(TM), "Buddy Lee Registered(TM)", "One True Fit(TM)" and "Ultimate 5" lines in the U.S. and a new line under the Lee(R) trademark in Europe.
    Global intimate apparel sales saw a strong increase in the quarter, up 12% to $235 million from $210 million in the prior year's second quarter. The Company's department store, mass channel, private label and international businesses all reported higher sales in the period.
    Sales in our Imagewear coalition showed a strong turnaround, rising 11% in the quarter to $173 million from $156 million last year. Our licensed sports apparel business continued its strong growth, with sales up 19% in the period. Occupational apparel rose 10% to $114 million from $104 million in 2003, marking an improvement in the sales trend for the first time in several years.
    Sportswear sales were $112 million in the quarter. Our Nautica men's sportswear business continues to perform slightly better than anticipated, with a healthy gain in retail sales per square foot despite a significant reduction in retail floor space for the brand. Our fall bookings remain on plan.
    Profitability was strong in the quarter, with improvements in operating margins across most of our core businesses. Gross margins in the quarter improved by more than 200 basis points, rising to 39.4% from 37.1%. Royalty and other income increased 88%, primarily due to the contribution of licensing income from Nautica. Operating margins increased to 11.8% in the quarter from 11.1% in the prior year's period.
    VF's balance sheet, liquidity and cash flow remain very strong. Inventories rose only 6%, despite the addition of $153 million of inventories from Nautica and the acquisitions of Vans, Napapijri and Kipling. Inventories in the Company's core businesses declined 9% in the quarter.
    The Company generated strong cash flow from continuing operations of $133 million in the first half of 2004. Based on the strength of its businesses, the Company now anticipates that cash flow from continuing operations will increase to a range of $500 to $550 million in 2004. Debt as a percent of total capital was 35.7% at the end of the quarter.

    Outlook

    We continue to expect another strong year in sales and earnings in 2004. Sales are expected to increase by 12 to 15%, and could hit $6 billion for the year - a significant new milestone for us. Earnings per share are expected to increase approximately 8%. The acquisitions of the Vans(R), Napapijri(R) and Kipling(R) brands are expected to contribute approximately $275 million to sales and $.05 to earnings per share.
    We are committed to investing in our Company's future growth and are planning to make investments in a number of targeted areas during the remainder of 2004 to support this growth. Our core businesses are performing very well in both sales and earnings, and we continue to believe they have great promise. To sustain our performance, unlock the potential of our core brands and capitalize on our newly acquired brands, we plan to invest an additional $45 million in our brands, our people and our organization this year. These expenditures totaled nearly $8 million in the second quarter and are expected to approximate $15 million and $22 million in the third and fourth quarters, respectively.
    In terms of the third quarter, we currently expect a sales increase of 20 to 25% and an increase in earnings per share of approximately 10%. Included in this guidance is the negative impact from the Company's Playwear business of $.06 per share, primarily driven by the recognition of certain costs related to the disposition of the business. Fourth quarter sales should rise 5 to 8% and earnings per share should be about flat with prior year results. The Company noted that results in the fourth quarter of 2003 included a favorable tax settlement, which benefited earnings by $.07 per share.
    "We have tremendous momentum, which is giving us the opportunity to make investments that will fuel our future growth while still enabling us to deliver strong bottom line results to our shareholders," said Mr. McDonald. He indicated that the Company is boosting its marketing spending, investing in new resources in such areas as strategic planning and leadership development, and establishing a new customer team organization. VF is also exploring new ways to maximize the efficiency of its supply chain to more fully leverage its global capabilities across all business units and improve profitability. "This is an exciting time for our company - not only are we exceeding our growth targets, we are putting in place the foundation for consistent, sustainable growth in coming years," he said.

    Dividend Declared

    The Board of Directors declared a regular quarterly cash dividend of $.26 per share, payable on September 20, 2004 to shareholders of record as of the close of business on September 10, 2004.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company competes; competitive conditions in and financial strength of our customers and of our suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company's business; the Company's ability to integrate acquisitions successfully; the Company's ability to achieve expected sales and earnings growth from acquisitions; terrorist actions; and the impact of economic and political factors in the markets where the Company competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other external economic and political factors over which the Company has no control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

    About the Company

    VF Corporation is a leader in branded apparel including jeanswear, intimate apparel, sportswear, outdoor products and workwear. Its principle brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Nautica(R), Earl Jean(R), John Varvatos(R), JanSport(R), Eastpak(R), The North Face(R), Vans(R), Napapijri(R), Kipling(R), Lee Sport(R) and Red Kap(R).
    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.



                            VF CORPORATION
                   Consolidated Statements of Income
               (In thousands, except per share amounts)



                         Three Months Ended       Six Months Ended
                       ----------------------- -----------------------
                         July 3      July 5      July 3      July 5
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------


Net Sales              $1,269,537  $1,134,742  $2,702,206  $2,384,797

Costs and Operating
 Expenses
   Cost of goods sold     769,708     714,011   1,648,101   1,495,303
   Marketing,
    administrative
    and general expenses  371,785     301,157     763,796     623,491
   Royalty income and
    other                 (11,368)     (6,039)    (24,608)    (12,369)
   Gain on disposition
    of Playwear business  (10,363)          -      (7,417)          -
                       ----------- ----------- ----------- -----------
                        1,119,762   1,009,129   2,379,872   2,106,425
                       ----------- ----------- ----------- -----------

Operating Income          149,775     125,613     322,334     278,372

Other Income (Expense)
   Interest, net          (16,656)    (13,090)    (33,437)    (25,158)
   Miscellaneous, net        (489)      2,207       1,118       2,938
                       ----------- ----------- ----------- -----------
                          (17,145)    (10,883)    (32,319)    (22,220)
                       ----------- ----------- ----------- -----------

Income Before Income
 Taxes                    132,630     114,730     290,015     256,152

Income Taxes               42,542      39,785      96,053      89,141
                       ----------- ----------- ----------- -----------

Net Income                $90,088     $74,945    $193,962    $167,011
                       =========== =========== =========== ===========

Earnings Per Common Share
   Basic                    $0.82       $0.69       $1.77       $1.54
   Diluted                   0.80        0.68        1.73        1.51


Weighted Average Shares
 Outstanding
   Basic                  109,655     107,412     109,192     107,884
   Diluted                112,642     110,088     112,078     110,500

Cash Dividends Per
 Common Share               $0.26       $0.25       $0.52       $0.50


                            VF CORPORATION
                      Consolidated Balance Sheets
                            (In thousands)



                                     July 3      January 3    July 5
                                      2004         2004        2003
                               --------------- ----------- -----------

ASSETS

Current Assets
   Cash and equivalents              $177,382    $514,785    $204,977
   Accounts receivable, net           763,791     633,863     695,499
   Inventories                      1,093,452     932,985   1,030,931
   Other current assets               150,380     126,898     146,648
                               --------------- ----------- -----------
       Total current assets         2,185,005   2,208,531   2,078,055

Property, Plant and Equipment       1,583,930   1,559,846   1,561,367
   Less accumulated
    depreciation                      984,578     968,166   1,003,460
                               --------------- ----------- -----------
                                      599,352     591,680     557,907

Intangible
 Assets                               708,229     318,634       2,037

Goodwill                              958,436     700,972     481,174

Other Assets                          421,967     425,735     397,936
                               --------------- ----------- -----------

                                   $4,872,989  $4,245,552  $3,517,109
                               =============== =========== ===========


LIABILITIES AND SHAREHOLDERS'
 EQUITY

Current
 Liabilities
   Short-term borrowings             $270,048     $33,948     $60,540
   Current portion of long-term
    debt                              101,150       1,144         639
   Accounts payable                   383,959     315,219     262,930
   Accrued liabilities                529,786     521,546     442,525
                               --------------- ----------- -----------
       Total current
        liabilities                 1,284,943     871,857     766,634

Long-term Debt                        858,569     956,383     602,155

Other
 Liabilities                          490,591     436,018     366,744

Redeemable Preferred Stock             27,151      29,987      32,909

Common Stockholders'  Equity
   Common Stock                       109,998     108,170     107,162
   Additional paid-in capital       1,030,919     964,990     933,395
   Accumulated other
    comprehensive income (loss)      (134,759)   (189,455)   (181,537)
   Retained earnings                1,205,577   1,067,602     889,647
                               --------------- ----------- -----------
       Total common
        stockholders' equity        2,211,735   1,951,307   1,748,667
                               --------------- ----------- -----------

                                   $4,872,989  $4,245,552  $3,517,109
                               =============== =========== ===========


                            VF CORPORATION
                 Consolidated Statements of Cash Flows
                            (In thousands)



                                               Six Months Ended
                                          ----------------------------
                                              July 3         July 5
                                               2004           2003
                                          --------------   -----------

Operations
   Net income                                  $193,962      $167,011
   Adjustments to reconcile net income
      to cash provided by operating
      activities of continuing operations:
      Depreciation                               47,670        51,698
      Amortization                               10,815         4,231
      Provision for doubtful accounts             6,783         7,996
      Pension funding in excess of expense      (30,146)      (48,335)
      Other, net                                  7,144         7,241
      Changes in current assets and
       liabilities:
           Accounts receivable                  (63,281)      (98,778)
           Inventories                          (93,804)     (182,189)
           Other current assets                   5,065         3,748
           Accounts payable                      20,946       (41,745)
           Accrued liabilities                   27,793        (2,601)
                                          --------------   -----------
      Cash provided (used) by operating
       activities of continuing
       operations                               132,947      (131,723)

Investments
   Capital expenditures                         (34,867)      (45,400)
   Business acquisitions, net of cash
    acquired                                   (604,525)       (3,100)
   Software purchases                            (4,616)       (6,282)
   Sale of Playwear business                      4,417             -
   Other, net                                     3,860        (1,428)
                                          --------------   -----------
      Cash used by investing activities
       of continuing operations                (635,731)      (56,210)

Financing
   Decrease in short-term borrowings            169,613        (2,957)
   Payments on long-term debt                      (708)         (222)
   Purchase of Common Stock                           -       (61,400)
   Cash dividends paid                          (58,011)      (55,165)
   Proceeds from issuance of Common Stock        60,709         3,840
   Other, net                                      (456)         (338)
                                          --------------   -----------
      Cash provided (used) by financing
       activities of continuing
       operations                               171,147      (116,242)

Net Cash Used by Discontinued Operations         (3,136)       (1,879)
Effect of Foreign Currency Rate Changes on
 Cash                                            (2,630)       14,664
                                          --------------   -----------

Net Change in Cash and Equivalents             (337,403)     (291,390)

Cash and Equivalents - Beginning of Year        514,785       496,367
                                          --------------   -----------

Cash and Equivalents - End of Period           $177,382      $204,977
                                          ==============   ===========



                            VF CORPORATION
                  Supplemental Financial Information
                       Sales by Product Category
                            (In thousands)



                          Three Months Ended      Six Months Ended
                       ----------------------- -----------------------
                          July 3      July 5      July 3      July 5
                           2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

 Jeans and related
  apparel                $579,060    $614,301  $1,282,844  $1,303,234
 Intimate apparel         234,807     210,446     484,227     442,235
 Sportswear               111,712           -     257,860           -
 Outdoor products         145,736     120,681     270,315     221,066
 Occupational apparel     114,392     103,716     225,902     226,571
 Other apparel             83,830      85,598     181,058     191,691
                       ----------- ----------- ----------- -----------

 Total                 $1,269,537  $1,134,742  $2,702,206  $2,384,797
                       =========== =========== =========== ===========




    CONTACT: VF Services, Inc.
             Cindy Knoebel, 336-424-6189/212-841-7141
             www.vfc.com



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